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                                                                     Exhibit 11

     Net income per share on a primary basis is computed on the weighted average number of shares outstanding during the quarter after giving effect to the equivalent shares which are issuable upon the exercise of stock options determined by the treasury stock method. Nineteen ninety-four fully diluted earnings per share is computed assuming conversion of convertible subordinated debentures which converted in March of 1994. The calculation of primary and fully diluted earnings per share follow:

                                               Quarter               Nine Months
                                                        Ended March 31,
(in thousands except per share data)      1995         1994        1995        1994
- --------------------------------------------------------------------------------------
Reported income before accounting
 change (primary)                        $22,310      $17,521     $58,699      $47,182
Add: Convertible debentures interest
 expense, net of tax                           0          256           0        1,211
                                         -------      -------     -------      -------
Income before accounting change
 (fully diluted)                         $22,310      $17,777     $58,699      $48,393
                                         =======      =======     =======      =======

Reported net income (primary)            $22,310      $17,521     $58,699      $50,182
Add: Convertible debentures
  interest expense, net of tax                 0          256           0        1,211
                                         -------      -------     -------      -------
Net income (fully diluted)               $22,310      $17,777     $58,699      $51,393
                                         =======      =======     =======      =======
Weighted average shares
  outstanding (primary)                   75,873       74,371     75,872        72,656
Shares issuable upon
  conversion of all debentures                 0        2,455           0        4,117
                                         -------      -------     -------      -------
Weighted average shares
  outstanding (fully diluted)             75,873       76,826      75,872       76,773
                                         =======      =======     =======      =======
Earnings per share before
 accounting change:
      Primary                            $   .29      $   .23     $   .77      $   .65
      Fully diluted                          .29          .23         .77          .63
Earnings per share:
      Primary                            $   .29      $   .23     $   .77      $   .69
      Fully diluted                          .29          .23         .77          .67

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